CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Equity Incentive Plan and 2017 Employee Stock Purchase Plan of Forescout Technologies, Inc. of our reports dated March 1, 2019, with respect to the consolidated financial statements of Forescout Technologies, Inc. and the effectiveness of internal control over financial reporting of Forescout Technologies, Inc, included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Francisco, California
March 1, 2019